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                                                                     EXHIBIT 5.1


                               FORM OF OPINION OF
                     FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                                                    212-859-8296
   July 13, 1998                                             (FAX: 212-859-8585)

   El Paso Natural Gas Company
   1001 Louisiana
   Houston, Texas 77002

   Ladies and Gentlemen:

     We are acting as special counsel to El Paso Natural Gas Company, a Delaware corporation ("El Paso"), in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the (i) issuance by El Paso of common stock, par value $3.00 per share, of El Paso (the "El Paso Common Stock"), in connection with the merger (the "Original Merger") of DeepTech International Inc., a Delaware corporation ("DeepTech"), with El Paso or El Paso Acquisition Company ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of El Paso or (ii) the issuance by El Paso Energy Corporation ("El Paso Energy") of common stock, par value $3.00 per share, of El Paso Energy (the "El Paso Energy Common Stock"), in connection with the merger (the "Amended Merger," and together with the Original Merger, the "Merger") of DeepTech with El Paso Energy or a subsidiary of El Paso Energy, pursuant to the Merger Agreement (the "Original Merger Agreement") dated February 27, 1998, as amended by Amendment No. 1 (as amended, the "Amended Merger Agreement), dated June 16, 1998, among El Paso, Merger Sub, El Paso Energy and DeepTech. Pursuant to the Merger, at the election of DeepTech stockholders, each share of common stock, par value $0.01 per share, of DeepTech (the "DeepTech Common Stock") outstanding immediately prior to the effective time of the Merger would be converted into the right to receive shares of El Paso Common Stock, or if El Paso effects a holding company reorganization prior to the effective time of the Merger, El Paso Energy Common Stock, or cash as provided in the Amended Merger Agreement. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals, or certified, conformed or reproduction copies of such agreements, instruments, documents and records of El Paso and El Paso Energy, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of El Paso and El Paso Energy as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents relevant hereto and certificates and oral or written statements and other information of or from representatives of El Paso, El Paso Energy and others and assume compliance on the part of all parties to such documents with their covenants and agreements contained therein.

     We have assumed that the Certificate of Incorporation and Bylaws of El
Paso Energy at the time of issuance of the shares of El Paso Energy Common Stock pursuant to the Merger will be identical to the Restated Certificate of Incorporation and By-laws of El Paso as in effect at the date hereof except that the name of the corporation will be "El Paso Energy Corporation".

     We also have assumed, with respect to all parties to the documents relevant hereto other than El Paso and El Paso Energy, that such parties have the power and authority to enter into and perform such documents and to consummate the transactions contemplated thereby, that such documents have been duly authorized, executed and delivered by such parties and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with the terms, and that such parties will comply with all of their obligations under such documents and all laws applicable thereto. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of El Paso, El Paso Energy and others.
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     Based upon the foregoing and assuming that all of the DeepTech Common Stock is validly issued, fully paid and nonassessable, it is our opinion that, if shares of El Paso Common Stock or El Paso Energy Common Stock are issued as described in the Registration Statement, at such time of issuance such shares of El Paso Common Stock or El Paso Energy Common Stock will be validly issued, fully paid and nonassessable.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the El Paso Common Stock or El Paso Energy Common Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                            Very truly yours,


                                            FRIED, FRANK, HARRIS, SHRIVER &
                                            JACOBSON


                                            By:     /s/ Warren de Wied
                                                --------------------------------
                                                        Warren de Wied

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